Exhibit 99.1

SINA Reports Second Quarter 2005 Financial Results
The Company Reports Net Revenues of $46.1 Million
SHANGHAI, China, August 3 /Xinhua-PRNewswire/ — SINA Corporation (Nasdaq: SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the second quarter ended June 30, 2005:
* Net revenues for the quarter declined 6% year-over-year to $46.1 million, meeting the Company’s guidance of between $44.0 million and $48.0 million.
* Advertising revenues for the quarter grew 31% year-over-year to $20.4 million, accounting for 44% of total revenues.
* Non-advertising revenues for the quarter declined 24% year-over-year to $25.8 million, accounting for 56% of total revenues.
* US GAAP net income for the quarter decreased 45% year-over-year to $10.0 million, or $0.17 diluted net income per share. US GAAP net income for the quarter included an impairment charge of $1.3 million on the Company’s investment in Tidetime Sun (previously called Sun Media Group).
* Non-GAAP net income for the quarter decreased 35% year-over-year to $12.5 million, or $0.21 diluted net income per share, meeting the Company’s guidance of between $11.0 million and $13.0 million.
“Despite a tough regulatory environment for wireless, we achieved the Company’s guidance on both net revenues and net income,” said Wang Yan, CEO of SINA. “We made great strides in our advertising business, which increased 22% from the prior quarter, and put increasing distance between us and our competitors. On the wireless front, we believe that the second quarter was a turning point for us and we may see modest growth for this sector in the near future.”
Financial Results
For the quarter ended June 30, 2005, SINA reported net revenues of $46.1 million, a decrease of 6% from $49.2 million reported in the same period of 2004 and an increase of 1% from $45.8 million reported in the previous quarter, within the range of the Company’s guidance of between $44.0 million and $48.0 million.
Advertising revenues totaled $20.4 million for the quarter, representing a 31% increase from $15.5 million reported in the same period in 2004 and a 22% increase from $16.6 million reported in the previous quarter. The sequential increase in advertising revenues was mainly due to the seasonality of the advertising business and increased customer spending.

Non-advertising revenues totaled $25.8 million for the quarter, a 24% decrease from $33.7 million reported in the same period in 2004 and a 12% decrease from $29.2 million reported in the previous quarter. Total revenues from mobile value-added services were $22.6 million, representing a decrease of 27% from $31.1 million reported in the same period in 2004 and a decrease of 15% from $26.5 million reported in the previous quarter.
The Company saw its second quarter short messaging service (SMS) revenues decline 23% sequentially to $15.6 million, primarily caused by the ban of certain usage-based SMS products from television and radio commercials starting in February 2005, which the Company previously disclosed. Multimedia messaging service (MMS) revenues decreased 11% sequentially to $2.0 million, primarily caused by the change in China Mobile’s billing procedures, which began in the first quarter of 2005. The decline in SMS and MMS revenues was partially offset by the growth of other 2.5G products, interactive voice response system (IVR) and other new services, which grew 24% sequentially to $5.0 million in the second quarter of 2005.
Gross margin for the quarter was 69%, up from 67% reported in the previous quarter and down from 71% reported in the same period last year. Gross margin for advertising revenues was approximately 68% for this quarter, compared to 65% for the previous quarter. The sequential increase in advertising gross margin was largely due to the increase in advertising revenues. Gross margin for non-advertising revenues for the quarter was 70%, which is slightly higher than the 69% from the previous quarter.
Operating expenses for this quarter totaled $20.4 million, an increase of 27% from $16.1 million reported in same period of 2004 and a decrease of 3% from $20.9 million reported in the previous quarter. Year-over-year increase in operating expenses was primarily driven by higher marketing spending on mobile value-added services, instant messaging and iGame, increased development effort in instant messaging, iGame and search, and higher professional fees associated with the Company’s merger and acquisition activities.
Net income for this quarter was $10.0 million, representing a decrease of 45% from net income of $18.0 million for the same period in 2004 and a decrease of 3% from net income of $10.3 million for the previous quarter. Diluted net income per share was $0.17 for the quarter, compared to a diluted net income per share of $0.31 for the same period of 2004 and $0.18 for the previous quarter. Net income for this quarter included a non-cash impairment charge of $1.3 million on the Company’s investment in Tidetime Sun, which the Company considered to be an other-than temporary impairment of the investment’s value.
Non-GAAP net income for this quarter totaled $12.5 million, compared to a non-GAAP net income of $19.1 million for the same period in 2004 and a non-GAAP net income of $11.5 million for the previous quarter. Non-GAAP diluted net income per share was $0.21 for the quarter, compared to a non-GAAP diluted net income per share of $0.33 for the same period of 2004 and a non-GAAP diluted net income per share of $0.20 for the previous quarter.

Non-GAAP net income excludes non-cash charges relating to amortization of intangible assets, convertible bond issuance cost and equity investment gains and losses. Non-GAAP net income for this quarter excluded a non-cash impairment charge of $1.3 million on the Company’s investment in Tidetime Sun.
As of June 30, 2005, SINA’s cash, cash equivalents and investments in marketable securities totaled $284.1 million, an increase of $0.7 million from three months ago. Cash flow from operating activities for this quarter was $8.1 million, compared to $22.7 million for the previous quarter and $14.0 million for the same period in 2004.
Online Game
Lineage 2 has been deployed in 11 regional telecom data centers throughout China to service game players. The daily average concurrent user count in June 2005 was roughly 72,000 users, down from 93,000 users in March 2005. The Company recognized a loss of $46,000 this quarter for its share of net losses from the joint venture with NCSoft.
For June 2005, SINA’s casual game portal iGame had roughly 590,000 active users, up from 580,000 active users in March 2005. SINA’s game portal operated 28 games at the end of June 2005.
Search
After one year of development effort, SINA launched its self-developed search engine in June 2005. This new search engine combines both algorithmic search as used by most search engines and unique community search features that allow visitors to SINA to share knowledge among themselves.
Sale of Fortune Trip
On July 7, 2005, subsequent to the end of the quarter, the Company completed the sale of Fortune Trip, an online travel business. The Company expects to record a gain from this sale. Net revenue and net loss in the second quarter of 2005 and net assets as of the end of the second quarter of 2005 from Fortune Trip were not material to the Company’s overall net revenues, net income and net assets in the respective periods.
Business Outlook
The Company estimates that its total revenues for the third quarter of 2005 will be between $49.0 million and $52.0 million, with advertising revenues between $22.5 million and $23.5 million and non-advertising revenues between $26.5 million and $28.5 million. Non-GAAP net income is expected to be between $13.0 million and $14.0 million for the third quarter of 2005.

Non-GAAP Measures
To supplement the consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses non-GAAP measures of income from operations, net income and net income per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future.
The Company’s non-GAAP income from operations excludes amortization of intangibles. Non-GAAP net income and non-GAAP net income per share exclude, as applicable, amortization of intangibles, amortization of convertible debt issuance cost and equity investment gains and losses. The Company believes these non-GAAP financial measures provide useful information to both management and investors, as they exclude certain items (i) that are not expected to result in future cash payments, gains and losses and (ii) that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Consistent with the Company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures.
The Company’s management believes excluding the non-cash amortization expense of intangible assets resulting from business acquisition from its non-GAAP financial measures of income from operations and net income is useful for itself and investors, because they enable a more meaningful comparison of the Company’s cash earnings and performance between reporting periods. In addition, such charges will not result in cash settlement in the future.
The Company’s management believes excluding non-cash amortization expense of issuance cost relating to convertible bonds from its non-GAAP financial measure of net income is useful for itself and investors as such expense does not have any impact on cash earnings.
The Company’s management believes excluding gains and losses from equity investment from its non-GAAP financial measure of net income is useful for itself and investors, because such gains and losses will not result in cash settlement in the future nor impact the Company’s future cash earnings or cash flows. The Company does not typically invest in common stock of other companies. Thus, these charges are otherwise unrelated to the Company’s ongoing business operations.

Conference Call
SINA will host a conference call at 9:00 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the second quarter of 2005. The dial-in number for the call is 617-801-9711. The pass code is 85831572. A live Webcast of the call will be available from 9:00 p.m. — 10:00 p.m. ET on Wednesday, August 3, 2005 (9:00 a.m. — 10:00 a.m. Beijing Time on August 4, 2005).
The call can be accessed through SINA’s corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA’s corporate web site at http://corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in number is 617-801-6888. The pass code for the replay is 39613235.
About SINA
SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and auctions). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.
Safe Harbor Statement
This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA’s strategic and operational plans. SINA may also make forward-looking statements in our periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. SINA assumes no obligation to update the forward-looking statements in this release and elsewhere. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, the effect of the notice issued by the Chinese State Administration of Radio, Film and Television in late January 2005 on the Company’s revenues from usage-based SMS products promoted via direct advertisement on radio and television, the Company’s ability to develop and market other usage-based SMS products, fluctuations in quarterly operating results, the Company’s reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide mobile value-added service, the changes in January 2005 by China Mobile to its billing process for undelivered MMS services and the effect of such changes on the Company’s MMS revenues, the migration by China Mobile of MMS onto MISC platform and the effect of such migration on the Company’s MMS revenues, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005, as well as in its other filings with the Securities and Exchange Commission.
Contact:
SINA Corporation
Chen Fu, (86-21) 62895678 ext. 6089
fuchen@staff.sina.com
or
The Ruth Group
Denise Roche, 646/536-7008
droche@theruthgroup.com

SINA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Net revenues
Advertising	$20,373	$15,512	$16,648	$37,021	$28,630
Non-advertising	25,757	33,683	29,200	54,957	61,953

	46,130	49,195	45,848	91,978	90,583

Cost of revenues
Advertising	6,541	4,961	5,894	12,435	9,293
Non-advertising	7,794	9,336	9,040	16,834	17,530

	14,335	14,297	14,934	29,269	26,823

Gross profit	31,795	34,898	30,914	62,709	63,760

Operating expenses
Sales and marketing	10,718	9,072	11,484	22,202	16,170
Product development	3,520	2,143	3,702	7,222	4,117
General and administrative	5,078	3,940	4,697	9,775	7,155
Amortization of intangibles	1,041	926	1,041	2,082	1,410

	20,357	16,081	20,924	41,281	28,852

Income from operations	11,438	18,817	9,990	21,428	34,908
Other income, net	1,564	1,080	1,532	3,096	2,300
Amortization of convertible debt issuance cost	(171)	(171)	(171)	(342)	(342)
Gain (loss) on investments	(1,338)	—	56	(1,282)	59
Loss on equity investments	(858)	(756)	(566)	(1,424)	(1,089)

Income before income taxes	10,635	18,970	10,841	21,476	35,836

Provision for income taxes	(682)	(952)	(531)	(1,213)	(1,776)

Net income	$9,953	$18,018	$10,310	$20,263	$34,060

Shares used in computing basic net income per share	52,111	50,257	51,431	51,771	49,871

Basic net income per share	0.19	0.36	0.20	0.40	0.69

Shares used in computing diluted net income per share	58,783	58,110	58,502	58,642	58,048

Diluted net income per share	$0.17	$0.31	$0.18	$0.35	$0.59

Net income used for diluted net income per share calculation

Net income	$9,953	$18,018	$10,310	$20,263	$34,060

Amortization of convertible debt issuance cost	171	171	171	342	342

Net income used for diluted net income per share calculation	$10,124	$18,189	$10,481	$20,605	$34,402

SINA CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
GAAP income from operations	$11,438	$18,817	$9,990	$21,428	$34,908
Amortization of intangibles	1,041	926	1,041	2,082	1,410

Non-GAAP income from operations	$12,479	$19,743	$11,031	$23,510	$36,318

GAAP net income	$9,953	$18,018	$10,310	$20,263	$34,060
Amortization of intangibles	1,041	926	1,041	2,082	1,410
Amortization of convertible debt issuance cost	171	171	171	342	342
Gain (loss) on investments	1,338	—	(56)	1,282	(59)

Non-GAAP net income	$12,503	$19,115	$11,466	$23,969	$35,753

Shares used in computing basic net income per share	52,111	50,257	51,431	51,771	49,871

Non-GAAP basic net income per share	$0.24	$0.38	$0.22	$0.46	$0.72

Shares used in computing diluted net income per share	58,783	58,110	58,502	58,642	58,048

Non-GAAP diluted net income per share	$0.21	$0.33	$0.20	$0.41	$0.62

SINA CORPORATION
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Net revenues
Advertising	$20,373	$15,512	$16,648	$37,021	$28,630
Mobile related	22,618	31,131	26,515	49,133	56,917
Others	3,139	2,552	2,685	5,824	5,036

	$46,130	$49,195	$45,848	$91,978	$90,583

Cost of revenues
Advertising	$6,541	$4,961	$5,894	$12,435	$9,293
Mobile related	7,374	9,097	8,670	16,044	17,074
Others	420	239	370	790	456

	$14,335	$14,297	$14,934	$29,269	$26,823

SINA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
Assets
Cash, cash equivalents and investments in marketable securities	$284,132	$275,635
Accounts receivable, net	32,422	39,942
Property and equipment, net	19,572	16,152
Long-term investments	8,546	10,009
Goodwill and intangible assets, net	72,308	74,390
Other assets	12,732	14,297

Total assets	$429,712	$430,425

Liabilities and Shareholders’ Equity
Liabilities	$41,274	$77,080
Convertible Debt	100,000	100,000
Shareholders’ equity	288,438	253,345

Total liabilities and shareholders’ equity	$429,712	$430,425